Exhibit 10.28

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
By signing this Separation Agreement and General Release of Claims (this “Agreement”), I, Murthy Simhambhatla (hereafter “Employee,” “Me,” “My,” or “I”), acknowledge that Evolus, Inc., a Delaware corporation (“Company”) and I have reached a final binding agreement as to the circumstances surrounding my separation from employment with Company. I am party to an Employment Agreement effective as of February 12, 2018 (the “Employment Agreement”). I acknowledge that this document contains the entire agreement with respect to the subject matter hereof:

1.
Separation. I agree that my roles as Chief Executive Officer and President of Company and as a member of Company’s Board of Directors (and positions I hold at any subsidiary or affiliate of Company) ceased effective May 6, 2018. I will continue to assist Company in a transitionary capacity as a non-executive employee and my employment status with Company will cease effective May 21, 2018 (my “Termination Date”).

2.
Return of Property. I warrant and represent that I have or will on my Termination Date have returned all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in my possession.

3.	Severance. In exchange for my entering into this Agreement, Company will provide me with each of the following after my Termination Date:

3.1.
Cash Severance. Company will pay Employee a severance amount equal to (i) 12 months of base salary, which will be paid periodically pursuant to Company’s regularly scheduled pay periods and subject to customary payroll deductions and (ii) $193,150.69 (representing a prorated portion of Employee’s 2018 annual cash bonus), which will be paid in a lump sum on the Termination Date and subject to customary payroll deductions (collectively, the “Severance Amount”).

3.2.
Option Vesting. Employee was granted an option to purchase 688,625 shares of Company common stock (“Common Stock”) on January 6, 2018 pursuant to a Dueling Option Award Agreement (the “Stock Option”) under the Evolus, Inc. 2017 Omnibus Incentive Plan (the “Plan”). Upon Employee’s Termination Date the Stock Option shall not be exercisable as to any portion of the Common Stock underlying the Stock Option. The Stock Option will remain outstanding and will continue to become exercisable as though Employee remained in service through January 6, 2019 (such that on January 6, 2019, the Stock Option will vest as to 172,156 shares of Common Stock). These vested options shall be exercisable at any time prior to February 6, 2020 and may be exercised through the surrender of shares with a price equal to the Stock Option exercise price or cashless exercise as provided in the Plan. Except as set forth herein, the terms and conditions covering the Stock Option will remain unchanged.

3.3.
RSU Earning. Employee was granted 100,224 restricted stock units on January 6, 2018 pursuant to a RSU Award Agreement under the Plan (the “RSUs”). The earning and payment of the RSUs will continue according to the schedule in the RSU Award

Agreement as though Employee remained in service. For the avoidance of doubt, on the Termination Date, 50% (or 50,112 shares of Common Stock) of the RSUs will become earned and paid to Employee, and the remaining 50% (or 50,112 shares of Common Stock) will become earned and paid on February 12, 2020 (the two-year anniversary of the consummation of the Company’s initial public offering). In each case the payment of the RSUs shall be subject to customary withholding taxes and Employee’s election to have Company withhold shares equal to the withholding obligation as provided in the Plan. Except as set forth herein, the terms and conditions covering the RSUs will remain unchanged.

3.4.	Continuation of Benefits. Company will provide continuation of health benefits through the end of the 12-month anniversary of the Termination Date for Employee and his dependents.

3.5.	Payment of Expenses. Company will pay to Employee all business expenses submitted in accordance with Company’s expense reimbursement policies.

4.
General Release. In return for the promises in Section 3 above, I, on my own behalf, and on behalf of my heirs, grantees, agents, representatives, devisees, trustees, assigns, assignors, attorneys, and any other entities or persons in which I have an interest (collectively “Releasors”) hereby release and forever discharge Company and each of its past and present agents, employees, representatives, officers, directors, members, managers, attorneys, accountants, insurers, advisors, consultants, assigns, successors, heirs, predecessors in interest, joint ventures, affiliates, subsidiaries, parents, and commonly-controlled entities (collectively “Releasees”) from all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, liquidated or unliquidated that I had or may claim to have against any of the Releasees, including Company, up through and including the date this Agreement is executed by me, including any and all claims arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which I had or may claim to have against Company or any of the other Releasees. This general release is intended to have the broadest possible application and releases any tort, contract, common law, constitutional, statutory, and other type of claim I had or may claim to have against Company and/or any of the other Releasees. This general release also includes, but is not limited to, (i) all claims of any kind related to my employment with, compensation by and separation from Company, as well as (ii) all claims relating to any acts or omissions occurring prior to or on the date of this Agreement between me and Company as well as between me and any of the other Releasees. Releasors specifically release, among other things, claims under all applicable state and federal laws of any kind, including, but not limited to, any claims based on age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, or other anti-discrimination laws of any type, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act (Title 29, United States Code, Sections 621, et seq.) (“ADEA”), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, the California Workers’

Compensation Act, the California Labor Code, including sections 200, et seq., 970 and 132a, the California Civil Code, and the California Constitution, any other federal or state statutory claims of any kind whatsoever, and all common law claims of any kind, whether arising in tort or contract. If any governmental agency should assume jurisdiction over any claim, charge or complaint arising out of my employment with Company, Releasors also waive the right to recover damages or any other remedy as a result of such claim, charge, or complaint. I acknowledge and agree that, following the payment of the Severance Amount and delivery of any other benefits set forth in Section 3 of this Agreement, Company as well as all of the other Releasees have no other liabilities or obligations to me of any kind or nature whatsoever to me and the Releasors, including, without limitation, no liabilities or obligations owed to me in connection with or relating to my employment with Company. I represent and warrant that I am not a plaintiff or party to any suit, arbitration, action, or administrative proceeding in which Company or any of the other Releasees is a party. I also agree and promise that I will not file any suit, arbitration, action, or administrative claim, charge or any other type of action against Company or any of the other Releasees asserting any of the matters released herein. I further agree not to prosecute, nor allow to be prosecuted on my behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released herein, it being my intention that with the execution of this release, Company and all of the other Releasees will be absolutely, unconditionally and forever discharged of and from all liabilities and obligations to me and the other Releasors, except as set forth in Section 3 of this Agreement. Notwithstanding any provision hereof to the contrary, neither I nor any of the Releasors is releasing, and this Agreement shall not be construed to release, any claims I or any of the Releasors have or may have in respect of obligations of Company to perform this Agreement.

5.
Release of Age Discrimination Claims. I understand that the general release in Section 4 above includes a waiver of any and all rights and claims I had or may claim to have against Company as well as any of the other Releasees, including any rights and claims which I may claim to have arising under the ADEA. I admit that this Agreement satisfies the requirements of 29 U.S.C. § 626(f). I also acknowledge and agree that I have read and understand the terms of this Agreement. I represent that I have been advised in writing by this Agreement to consult with an attorney of my choosing regarding the waiver of rights and claims under the ADEA. I also acknowledge that I have obtained and considered such legal counsel as I deem necessary, such that I am entering into this Agreement freely, knowingly, and voluntarily. I further acknowledge that I have been given at least 21 days in which to consider whether or not to enter into this Agreement. I understand that, at my option, I may elect not to use the full 21-day period. I also understand that this Agreement shall not become enforceable until the eighth day after I sign it. If I do not revoke my acceptance within the seven-day period after this Agreement is executed by me, I understand this Agreement shall become binding and enforceable on the eighth day. I further understand that I am not waiving any rights or claims under the ADEA that may arise after the effective date of this Agreement.

6.	Waiver. I understand and agree that all of my rights under California Civil Code Section 1542 are expressly waived. I understand that Section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A CREDITOR DOES NOT KNOW OR SUSPECT TO

EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.1.
I understand that waiving my rights under Civil Code Section 1542 means that even if I should eventually suffer some damage arising out of my employment and/or separation from employment with Company or any of the other Releasees, that I will not be able to make any claims for those damages, even as to claims which may now exist, but which I do not know exist, and which if known would have affected my decision to sign this Agreement. I acknowledge that I may discover facts or law different from, or in addition to, the facts or law that I know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. I further declare and represent that I intend this Agreement to be complete and not subject to any claim of mistake, and that the releases herein express full and complete releases by me and the other Releasors, and that I intend that the general release by me herein shall be final and complete with respect to Company as well as all other Releasees. I have executed this Agreement with the full knowledge that the general release in Section 4 combined with my waiver of any rights under Civil Code Section 1542 cover all possible claims against Company and any of the other Releasees, to the fullest extent permitted by law.

7.
No Assignment. I warrant and represent that I have not assigned or transferred to any person any released matter or any right to the payment or other consideration provided by this Agreement. I agree to defend, indemnify and hold Company and any of the other Releasees harmless from any and all claims based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

8.
No Wrongdoing. I understand that, by signing this Agreement, Company does not admit any wrongdoing and makes no admission that it or any of the other Releasees has engaged, or is now engaging, in any unlawful conduct. I am also admitting no wrongdoing by signing this Agreement. Company and I agree that this Agreement may never be treated as an admission of liability by any party for any purpose. Company and I also agree that no use of this Agreement or any comments made by either party during the discussions or negotiations regarding this Agreement will be used by a party or their representatives in connection with any subsequent legal action except for an action to enforce this Agreement.

9.	Confidential Information. I understand that my obligations under the confidentiality provisions in EXHIBIT A remain in effect and survive the termination of my employment with Company.

10.
Non-Disparagement. In addition to any other non-disparagement agreement to which I may be bound, I expressly agree that I will not in any way disparage or otherwise cause to be published or disseminated any negative statements, remarks, comments or information regarding Company or any of the other Releasees. Notwithstanding the foregoing, I shall not be restrained or prohibited, and it shall not be a breach of this Agreement by me if I make any statements in any letters, legal filings or other related documents or proceedings in each case in connection with or arising out of the pursuit of a claim that I have not released under this Agreement.

11.
General. I acknowledge that I have carefully read and fully understand the nature of this Agreement, that I have been advised to consult with an attorney of my choosing before executing this Agreement, that I have had the opportunity to consider this Agreement, and that all of my questions concerning this Agreement have been answered to my satisfaction. I also agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in the interpretation of this Agreement. The provisions of this Agreement set forth the entire agreement between me and Company concerning my severance pay and benefits and my termination of employment. Any other contrary promises, written or oral, are replaced by this Agreement, and are no longer effective unless they are contained in this document or are expressly deemed to survive the cessation of my employment with Company in accordance with the terms of the written document in which they are contained. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. Any action arising out of or relating to this Agreement shall be brought in a court of competent jurisdiction located in the County of Orange, State of California. I acknowledge that I have received all compensation to which I am currently entitled from Company and any of the other Releasees through my separation date, including, without limitation, salary, bonuses and vacation pay.

12.
Attorneys’ Fees. In the event that any proceeding or action is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover its costs of suit, including reasonable attorney’s fees.

13.	Representations and Warranties.

13.1.	This Agreement in all respects has been voluntarily and knowingly entered into by me.

13.2.	I had an opportunity to seek legal advice from legal counsel of my choice with respect to the advisability of executing this Agreement

13.3.	I have made such investigation of the facts pertaining to this Agreement as I deem necessary.

13.4.	The terms of this Agreement are the result of negotiations between me and Company and are entered into in good faith by us in accordance with California law.

13.5.	This Agreement has been carefully read by me and the contents hereof are known and understood by me.

* * * * IMPORTANT NOTICE * * * *

I ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR 21 DAYS. SHOULD I DECIDE NOT TO USE THE FULL 21 DAYS, I KNOWINGLY AND VOLUNTARILY WAIVE ANY CLAIMS THAT I WAS NOT IN FACT GIVEN THAT PERIOD OF TIME OR DID NOT USE THE ENTIRE 21 DAYS TO CONSULT AN ATTORNEY AND/OR CONSIDER THIS AGREEMENT. I ACKNOWLEDGE AND UNDERSTAND THAT FOR A PERIOD OF SEVEN DAYS FOLLOWING MY EXECUTION OF THIS AGREEMENT, I MAY REVOKE THIS AGREEMENT AND RELEASE, AND THE RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED. IF I DO NOT REVOKE THIS AGREEMENT AND THE RELEASE IN THE TIME FRAME SPECIFIED, THIS AGREEMENT AND RELEASE SHALL BE DEEMED TO BE EFFECTIVE AT 12:01 A.M. ON THE EIGHTH DAY AFTER I EXECUTE THE SAME.
MS     (Initials)

Of course, if I do not sign this Agreement or if I revoke it within the 7-day revocation period noted above or if Company does not execute this Agreement, Company will not, and has no obligation to, provide me with any of the benefits listed in Section 3 of this Agreement, including, but not necessarily limited, to any Severance Amount and health insurance coverage. Rather, I will receive only those benefits and compensation to which I am already entitled under Company policy. If I elect not to sign this Agreement, such action will not alter or affect my ultimate separation from employment with Company, which will still occur effective May 21, 2018.

In exchange for the mutual promises contained in this Agreement, the parties execute this Agreement as of the date set forth below.

Employee: Murthy Simhambhatla

Dated: May 10, 2018        /s/ Murthy Simhambhatla

Evolus, Inc.

Dated: May 10, 2018        /s/ Vikram Malik

EXHIBIT A

NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

During the term of Employee’s employment, Company shared certain proprietary information with Employee. Therefore, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Definition of Confidential Information.

(a)    For purposes of this Agreement, “Confidential Information” means any data or information that is proprietary to Company and not generally known to the public, whether in tangible or intangible form, whenever and however disclosed, including, but not limited to: (i) any marketing strategies, plans, financial information, or projections, operations, sales estimates, business plans and performance results relating to the past, present or future business activities of such party, its affiliates, subsidiaries, parents, and affiliated companies; (ii) plans for acquisitions, dispositions, products or services, and investor, customer or supplier lists; (iii) any scientific or technical information, invention, design, process, procedure, formula, improvement, technology or method; (iv) any concepts, business plans, reports, data, know-how, works-in-progress, designs, development tools, specifications, computer software, source code, object code, flow charts, databases, inventions, information and trade secrets; and (v) any other information that has been treated, or should reasonably be recognized, as confidential information of Company. Confidential Information includes, but does not necessarily have to be, information that is novel, unique, patentable, copyrightable, or constitutes a trade secret. Employee acknowledges that the Confidential Information is proprietary to Company, has been developed and obtained through great efforts by Company and that Company regards all of its Confidential Information as trade secrets.

(b)    Notwithstanding anything in the foregoing to the contrary, Confidential Information shall not include information which: (i) was known by Employee prior to receiving the Confidential Information from Company; (ii) becomes rightfully known to Employee from a third-party source not known (after diligent inquiry) by Employee to be under an obligation to Company to maintain confidentiality; (iii) is or becomes publicly available through no fault of or failure to act by Employee in breach of this Agreement; (iv) is required to be disclosed in a judicial or administrative proceeding, or is otherwise requested or required to be disclosed by law or regulation, although the requirements of paragraph 4 below shall apply prior to any disclosure being made; and (v) is or has been independently developed by Employee without violation of the terms of this Agreement or reference or access to any Confidential Information.

2.Disclosure of Confidential Information.

Company disclosed Confidential Information to Employee. Employee shall: (a) keep all Confidential Information strictly confidential by using a reasonable degree of care, but not less than the degree of care used by Company in safeguarding its own confidential information; and (b) not disclose any Confidential Information received by Employee to any third parties (except as otherwise provided for herein).

3.Use of Confidential Information.

Employee agrees to not ever use the Confidential Information again without the prior written consent of an authorized representative of Company. No right or license, whether expressed or implied, in the Confidential Information is granted to Employee hereunder. Title to the Confidential Information will remain solely in Company. All prior use of Confidential Information by Employee was for the benefit of Company and any modifications and improvements by Employee were considered and shall continue to be the sole property of Company.

4.Compelled Disclosure of Confidential Information.

Notwithstanding anything in the foregoing to the contrary, Employee may disclose Confidential Information pursuant to any governmental, judicial, or administrative order, subpoena, discovery request, regulatory request or similar method, provided that Employee promptly notifies, to the extent practicable, Company in writing of such demand for disclosure so that Company, at its sole expense, may seek to make such disclosure subject to a protective order or other appropriate remedy to preserve the confidentiality of the Confidential Information. Employee agrees that it shall not oppose and shall cooperate with efforts by, to the extent practicable, Company with respect to any such request for a protective order or other relief. Notwithstanding the foregoing, if Company is unable to obtain or does not seek a protective order and Employee is legally required to disclose Confidential Information that for some reason he still possesses following his separation from employment with Company (e.g., Employee recalls certain Confidential Information from memory), disclosure of such Confidential Information may be made without liability.

5.Term.

The parties’ duty to hold in confidence Confidential Information that was disclosed during the term of Employee’s employment shall remain in effect indefinitely.

6.Remedies.

Both parties acknowledge that the Confidential Information referenced hereunder is of a unique and valuable character, and that the unauthorized dissemination of the Confidential Information would destroy or diminish the value of such information. The damages to Company that would result from the unauthorized dissemination of the Confidential Information would be impossible to calculate. Therefore, both parties hereby agree that Company shall be entitled to injunctive relief preventing the dissemination of any Confidential Information in violation of the terms hereof. Such injunctive relief shall be in addition to any other remedies available hereunder, whether at law or in equity. Company shall be entitled to recover its costs and fees, including reasonable attorneys’ fees, incurred in obtaining any such relief. Further, in the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses.

7.Return of Confidential Information.

Employee shall immediately return and redeliver to Company all tangible material embodying the Confidential Information provided hereunder and all notes, summaries, memoranda, drawings, manuals, records, excerpts or derivative information deriving there from and all other documents or materials (“Notes”) (and all copies of any of the foregoing, including “copies” that have been converted to computerized media in the form of image, data or word processing files either manually or by image capture) based on or including any Confidential Information, in whatever form of storage or retrieval. Alternatively, Employee, with the written consent of Company may immediately destroy any of the foregoing embodying Confidential Information (or the reasonably nonrecoverable data erasure of computerized data) and, upon request, certify in writing such.

8.Notice of Breach.

Employee shall immediately notify Company of any unauthorized use or disclosure of Confidential Information by Employee and will cooperate with efforts by Company to help Company regain possession of Confidential Information and prevent its further unauthorized use.